Exhibit 10.6

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

The following pro forma balance sheet has been derived from the balance sheet of Zeezoo Software Corp, (“ Zeezoo”) at July 31, 2008 and adjusts such information to give effect to the acquisition of Enhance Skin Products, Inc., as if the acquisition had occurred at July 31, 2008. The pro forma balance sheet is presented for informational purposes only and does not purport to be indicative of the financial condition that would have resulted if the acquisition had been consummated at July 31, 2008. The pro forma balance sheet should be read in conjunction with the notes thereto and Enhance Skin Products Inc’s financial statements and related notes thereto contained elsewhere in this filing.

On August 14, 2008, Zeezoo acquired Enhance Skin Products Inc., a privately owned Ontario corporation (“ Enhance”), through an Asset Purchase Agreement with the issuance of Common Stock (the “ Merger ”) between Zeezoo, and Enhance.

Immediately following the Merger, Zeezoo formally ceased the software development business that it had previously conducted, Zeezoo closed the office in California, and moved the office to Denver, Colorado.  We currently do not plan to conduct any business other than the business of Enhance, which will continue to conduct its operations that it has, to date, been engaged in.

For accounting purposes, this transaction was treated as an acquisition of Zeezoo and a recapitalization of Enhance. Enhance is the accounting acquirer and the results of its operations carryover. Accordingly, the operations of Zeezoo are not carried over and will be adjusted to $0.  Immediately prior to the Merger, Zeezoo had minimal assets and liabilities.

The financial statements are presented based on this recapitalization, whereby Zeezoo has 49,250,000 shares of its common stock outstanding as of July 31, 2008.

Enhance Skin Products Inc. Pro-Forma

Unaudited Pro Forma Consolidated Balance Sheet

	Enhance Skin	Zeezoo
	Products Inc	Software Corp
	July 31	July 31	Pro Forma
	2008	2008	Adjustments	Pro Forma

ASSETS
Current
Cash	$0	$1,854	$1,061,487	$1,063,341

Total current assets	0	1,854	1,061,487	1,063,341

Other
Patent	6,903	0	0	6,903
Trademark	44,115	0	0	44,115

Total other assets	51,018	0	0	51,018

Total Assets	$51,018	$1,854	$1,061,487	$1,114,359

LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)
Current
Accounts payable and accrued liabilities	$0	$2,860	$0	$2,860
Current portion of long term debt	11,482	0	(11,482)	0

Total current liabilities	11,482	2,860	(11,482)	2,860

Long Term
Bank loans	22,934	0	(22,934)	0
Due to shareholder	0	1,615	0	1,615

Total long term liabilities	22,934	1,615	(22,934)	1,615

Total liabilities	34,416	4,475	(34,416)	4,475

Stockholder's equity (deficit)

Authorized 100,000,000 common shares par value $0.001
Issued and outstanding 49,250,000	90	5,680	43,486	49,250
Additional paid-in-capital	233,436	44,320	1,059,299	1,337,055
Translation adjustments	(3,941)	0	0	(3,941)
Deficit	(212,983)	(52,621)	(6,876)	(272,480)

Total stockholders' equity (deficit)	16,602	(2,621)	1,095,903	1,109,884

Total liabilities and stockholders' equity (deficit)	$51,018	$1,854	$1,061,487	$1,114,359

The accompanying notes are an integral part of these financial statements.

NOTES TO UNAUDITED PRO FORMA
CONSOLIDATED BALANCE SHEET

The pro forma presentation and adjustments reflect the following items:

1.     In August 2008, pursuant to an Asset Purchase Agreement (the “Asset Purchase Agreement”) by and between Zeezoo a Nevada corporation (the “Registrant”), and Enhance, a privately owned Ontario corporation (“Enhance”), on August 14, 2008 (the “Closing Date”), the Registrant acquired all of the intellectual property and certain liabilities of Enhance (the “Assets”). In exchange for the Assets, and taking into account the cancellation of certain securities of the Registrant held by the Insiders (as defined below), Enhance has acquired approximately 57.6% of the issued and outstanding shares of common stock, par value $.001 per share (the “Common Stock”), of the Registrant immediately after the consummation of the asset purchase. This transaction may be deemed to have resulted in a change in control of the Registrant from the Insiders to Enhance, the sole stockholder of which is Samuel Asculai, Ph.D. The Insiders were the majority stockholders of the Registrant immediately prior to the Closing Date. On the Closing Date, the Insiders surrendered the large majority of their Common Stock of the Registrant for cancellation as a condition to the consummation of the asset purchase and the Registrant issued 27,500,000 shares of  its Common Stock to Enhance in exchange for the Assets.

In connection with the change in control, Dr. Asculai was appointed President and Chief Executive Officer and a director, Dr. Zenas B. Noon was appointed a director, Mr. Frode Botnevik was appointed a director, Christopher Hovey was appointed Chief Operating Officer and Vice President of Sales and Brian Lukian was appointed Chief Financial Officer, Treasurer and Secretary of the Registrant. Joel M. Gugol and Erickson D. Mercado (together, the “Insiders”), the only officers and directors of the Registrant prior to the consummation of the Asset Purchase Agreement, resigned from these positions at the time the transaction was consummated. Such appointments and resignations of the officers of the Registrant were effective on the Closing Date. The appointments and resignations of the directors will be effective upon the expiration of the 10-day period beginning on the date of the filing and mailing of an Information Statement with the Securities Exchange Commission (the “SEC”) pursuant to Section 14(f) of the Exchange Act of 1934, as amended.

2.     Zeezoo ceased the software development business that it had previously conducted, closed the office in California, and moved the office to Denver Colorado.

3.     On August 14, 2008, the Registrant entered into subscription agreements with the investors named therein (collectively the “Investors”) pursuant to which the Registrant agreed to sell to the Investors an aggregate of $1,500,000 of Units of the Registrant, each unit consisting of 2 shares of Common Stock and one warrant to purchase one share of Common Stock (the “Warrants”).  The Registrant is required at all times to reserve sufficient shares of its Common Stock for full exercise of the Warrants.

All securities were issued in reliance upon an exemption from registration under Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder as a transaction not involving a public offering of securities. In addition, the Investors are accredited investors, the Investors had access to information about the Registrant and their investments, the Investors took the securities for investment and not for resale, and the Registrant took appropriate measures to restrict the transfer of those securities.

4.     On the Closing Date, the Registrant consummated the transactions contemplated by the Asset Purchase Agreement, pursuant to which the Registrant acquired the Assets in exchange for the issuance of shares of the common stock of the Registrant to Enhance representing 57.6% of the issued and outstanding shares of the Registrant. The issuance of those shares was exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Regulation S promulgated under the Securities Act. Following the asset purchase, designees of Enhance became the sole officers and directors of the Registrant. Reference is made to Item 2.01 of this Form 8-K for a more extensive description of these transactions.